Exhibit 99.1

LDC Funding LLC

Consolidated Balance Sheets as of
December 31, 2018 and 2017, the Related
Consolidated Statements of Income,
Comprehensive Income, Member’s Equity, and
Cash Flows for Each of the Three years in the
Period Ended December 31, 2018, and the Related
Notes to the Consolidated Financial Statements,
and Independent Auditors’ Report

LDC FUNDING LLC

Deloitte & Touche LLP One PPG Place Suite 2600 Pittsburgh, PA 15222-5433 USA Tel: +1 412 338 7200 Fax: +1 412 338 7380 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Member of LDC Funding LLC
Pittsburgh, Pennsylvania

We have audited the accompanying consolidated financial statements of LDC Funding LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, member’s equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LDC Funding LLC and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

March 29, 2019

LDC FUNDING LLC

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 AND 2017
(In thousands)

	2018	2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13,738	$27,511
Accounts receivable—net	173,579	189,985
Inventories:
Materials and supplies	4,629	4,364
Gas stored	44,310	37,904
Prepayments	13,927	9,127
Regulatory assets	23,825	12,940
Other	5,443	4,395

Total current assets	279,451	286,226

INVESTMENTS	5,018	3,733

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	3,314,883	3,094,524
Accumulated depreciation and amortization	(1,139,672)	(1,097,970)

Total property, plant and equipment—net	2,175,211	1,996,554

DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	431,839	431,839
Intangible assets—net	87,368	81,176
Regulatory assets	190,020	180,719
Derivative assets		3,003
Other	10,111	6,952

Total deferred charges and other assets	719,338	703,689

TOTAL	$3,179,018	$2,990,202

		(Continued)

LDC FUNDING LLC

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 AND 2017
(In thousands)

	2018	2017
LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES:
Accounts payable	$119,959	$92,393
Current portion of long-term debt	7,436	7,891
Interest payable to affiliates		1,506
Accrued interest, payroll and taxes	43,334	45,737
Regulatory liabilities	3,844	2,455
Other	24,408	23,877

Total current liabilities	198,981	173,859

LONG-TERM DEBT	1,539,890	1,883,366

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes	190,099	154,327
Asset retirement obligations	47,124	43,400
Pension and other postretirement benefit liabilities	33,104	41,777
Regulatory liabilities	150,253	130,315
Other	20,136	19,260

Total deferred credits and other liabilities	440,716	389,079

Total liabilities	2,179,587	2,446,304

MEMBER’S EQUITY:
Member’s equity	992,431	539,676
Accumulated other comprehensive income	7,000	4,222

Total member’s equity	999,431	543,898

TOTAL	$3,179,018	$2,990,202

See notes to consolidated financial statements.		(Concluded)

LDC FUNDING LLC

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(In thousands)

	2018	2017	2016

OPERATING REVENUE	$913,973	$805,087	$682,628

OPERATING EXPENSES:
Purchased gas	392,700	316,543	217,031
Other operations and maintenance	220,330	200,810	191,636
Depreciation and amortization	88,435	77,711	71,545
Other taxes	16,330	12,763	11,739

Total operating expenses	717,795	607,827	491,951

INCOME FROM OPERATIONS	196,178	197,260	190,677

OTHER EXPENSE—Net	9,915	5,939	5,174

INTEREST CHARGES	60,017	48,961	50,699

AFFILIATED INTEREST CHARGES	35,620	29,250	28,950

Total interest charges	95,637	78,211	79,649

INCOME BEFORE INCOME TAXES	90,626	113,110	105,854

PROVISION FOR INCOME TAXES	22,953	54,211	44,938

NET INCOME	$67,673	$58,899	$60,916

See notes to consolidated financial statements.

LDC FUNDING LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017, AND 2016
(In thousands)

	2018	2017	2016

NET INCOME	$67,673	$58,899	$60,916

COMPREHENSIVE GAIN (LOSS)—Changes in net unrecognized pension and other postretirement benefit costs—net of taxes of $(150), $(14) and $(55) in 2018, 2017, and 2016, respectively	362	(241)	66

COMPREHENSIVE GAIN—Change in fair value of cash flow hedges—net of taxes of $(982), $(63), and $(3,553) in 2018, 2017, and 2016, respectively	2,416	2,355	5,011

COMPREHENSIVE INCOME	$70,451	$61,013	$65,993

See notes to consolidated financial statements.

LDC FUNDING LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017, AND 2016
(In thousands)

		Accumulated
		Other
	Member’s	Comprehensive
	Equity	Income (Loss)	Total

BALANCE—January 1, 2016	$467,236	$(2,969)	$464,267

Net income	60,916		60,916
Comprehensive gain:
Changes in unrecognized pension and other postretirement benefit costs—net of taxes of $(55)		66	66
Change in fair value of cash flow hedges—net of taxes of $(3,553)		5,011	5,011
Dividends paid to member	(57,635)		(57,635)

BALANCE—December 31, 2016	470,517	2,108	472,625

Capital contribution from member	22,475		22,475
Net income	58,899		58,899
Comprehensive gain (loss):
Changes in unrecognized pension and other postretirement benefit costs—net of taxes of $(14)		(241)	(241)
Change in fair value of cash flow hedges—net of taxes of $(63)		2,355	2,355
Dividends paid to member	(12,215)		(12,215)

BALANCE—December 31, 2017	539,676	4,222	543,898

Capital contribution from member	394,807		394,807
Net income	67,673		67,673
Comprehensive gain:
Changes in unrecognized pension and other postretirement benefit costs—net of taxes of $(150)		362	362
Change in fair value of cash flow hedges—net of taxes of $(982)		2,416	2,416
Dividends paid to member	(9,725)		(9,725)

BALANCE—December 31, 2018	$992,431	$7,000	$999,431

See notes to consolidated financial statements.

LDC FUNDING LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017, AND 2016
(In thousands)

	2018	2017	2016
OPERATING ACTIVITIES:
Net income	$67,673	$58,899	$60,916
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	88,435	77,711	71,545
Amortization of debt issuance costs	2,179	2,074	2,470
Deferred provision for income taxes	21,593	51,416	44,374
Provision for doubtful accounts	13,975	11,557	9,161
Changes in:
Accounts receivable—net	2,431	(59,782)	(30,128)
Inventories	(6,659)	(4,200)	3,557
Regulatory asset/liability—net	(4,030)	1,974	(41,170)
Prepayments	(4,799)	(1,401)	607
Accounts payable—net	15,043	(21,377)	16,853
Accrued interest, payroll and taxes	2,159	(8,808)	(8,431)
Other	(899)	(453)	976

Net cash provided by operating activities	197,101	107,610	130,730

INVESTING ACTIVITIES:
Plant construction and other property additions—net	(248,650)	(205,880)	(139,337)
Acquisition of Delta Natural Gas Company, Inc—net of cash acquired		(210,079)

Net cash used in investing activities	(248,650)	(415,959)	(139,337)

FINANCING ACTIVITIES:
Repayment of borrowings under credit agreement			(7,801)
Repayments under term debt agreement	(7,899)	(387,214)
Borrowings under revolving credit agreement	291,000	460,000	125,000
Repayments under revolving credit agreement	(236,000)	(417,000)	(69,000)
Payment of capital lease obligation		(18,951)
Issuance of long-term debt		597,615
Issuance of affiliated senior notes		90,000
Payment of debt issuance costs		(7,197)
Capital contributions from member	400	22,475
Dividends paid to member	(9,725)	(12,215)	(57,635)

Net cash provided by (used in) financing activities	37,776	327,513	(9,436)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13,773)	19,164	(18,043)

CASH AND CASH EQUIVALENTS—Beginning of year	27,511	8,347	26,390

CASH AND CASH EQUIVALENTS—End of year	$13,738	$27,511	$8,347

See notes to consolidated financial statements.

LDC FUNDING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

(Dollar amounts are shown in thousands)

1.	NATURE OF OPERATIONS

LDC Funding LLC (the “Company,” “we,” “our,” or “us”) is a Delaware limited liability company. It is a wholly-owned direct subsidiary of LDC Parent LLC (“LDC Parent”), which is indirectly owned by SteelRiver Infrastructure Fund North America LP (SRIFNA) and an affiliated fund.

The Company is primarily a natural gas distribution utility operating in Pennsylvania, West Virginia, and Kentucky. Wholly-owned subsidiaries of the Company include five natural gas distribution companies: Peoples Natural Gas Company LLC (“Peoples”), Peoples Gas Company LLC (PGC), Peoples Gas WV LLC (“Peoples Gas WV”), Peoples Gas KY LLC (“Peoples Gas KY”) and Delta Natural Gas Company (“Delta”). The Company also has the following wholly-owned subsidiaries: Peoples Homeworks LLC, PNG Gathering LLC, Delta Resources, LLC (“Delta Resources”), Delgasco, LLC (“Delgasco”) and Enpro, LLC (“Enpro”).

Peoples and PGC are subject to the regulation of the Pennsylvania Public Utility Commission (“PA PUC”), Delta and Peoples Gas KY are subject to the regulation of the Kentucky Public Service Commission, and Peoples Gas WV is subject to the regulation of the West Virginia Public Service Commission.

On September 20, 2017, PNG Companies LLC (PNG), a wholly-owned subsidiary of the Company, acquired Delta Natural Gas Company and its subsidiaries: Delta Resources, Delgasco, and Enpro. Refer to Note 3, Acquisition of Delta, for further details.

On October 22, 2018, LDC Parent entered into a Purchase Agreement with Aqua America, Inc., (“Aqua America”) under which Aqua America agreed to acquire all of the issued and outstanding limited liability company membership interests of the Company. Refer to Note 14, Pending Merger with Aqua America, for further details.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates—The Company makes certain estimates and assumptions in preparing our financial statements that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from those estimates.

Regulation—For regulated businesses subject to state cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, the Company defers these costs as regulatory assets, that otherwise would be expensed by nonregulated companies. Likewise, the Company recognizes regulatory liabilities when it is probable that regulators will require customer refunds through future rates or when revenue is collected from customers for expenditures that are not yet incurred. Regulatory assets are amortized into expense and regulatory liabilities are amortized into income over the period authorized by the regulator.

The Company evaluates whether or not recovery of our regulatory assets through future regulated rates is probable and make various assumptions in our analyses. The expectations of future recovery are generally based on orders issued by regulatory commissions or historical experience, as well as discussions with applicable regulatory authorities. If recovery of a regulatory asset is determined to be less than probable, it will be written off and an expense will be recorded in the period such assessment is made. Refer to Note 8, Regulatory Assets and Liabilities, for further details.

Recognition of Revenue—The primary types of sales and service activities reported as operating revenue include natural gas distribution services, gas transportation and storage, and other revenues. Regulated gas sales consist primarily of state-regulated retail natural gas sales and related distribution services. Gas transportation and storage consists primarily of regulated sales of gathering, transmission, distribution, and storage services. Also included are regulated gas distribution charges to retail distribution service customers opting for alternate suppliers. Other revenue consists primarily of miscellaneous service revenue from gas distribution operations, gas processing and handling revenue, sales of natural gas at market-based rates and contracted fixed prices, sales of gas purchased from third parties, and other gas marketing activities.

The Company records regulated deliveries of natural gas in accordance with the tariff established by the regulator. The Company reads meters and bills customers on a monthly cycle. The billing cycles for customers do not necessarily coincide with the accounting periods used for financial reporting purposes. Revenues primarily include amounts billed to customers on a cycle basis, and unbilled amounts based on estimated usage, applicable customer rates, and weather factors. Refer to Note 6, Accounts Receivable, for further details.

Income Taxes—The Company is taxed as a C corporation for federal and state income tax purposes. The Company’s taxable income or loss, in addition to the taxable income or loss of the single-member limited liability subsidiary companies treated as disregarded entities for United States federal and Pennsylvania state income tax purposes, is included in the federal and state tax returns filed by the Company.

Deferred income tax assets and liabilities are provided, representing future effects on income taxes for temporary differences between the basis of assets and liabilities for financial reporting and tax purposes. Where permitted by regulatory authorities, the treatment of temporary differences may differ. For those temporary differences, a regulatory asset is recognized if it is probable that future revenues will be provided for the payment of deferred tax liabilities; as a result, only a provision for the current tax expense is included in the determination of net income. The Company has not identified any uncertain tax positions as of December 31, 2018. The Company establishes a valuation allowance when it is more likely than not that all, or a portion, of a deferred tax asset will not be realized. As of December 31, 2018 and 2017, no valuation allowances were considered necessary. Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws involves uncertainty, since tax authorities may interpret the laws differently. Ultimate resolution of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material. Refer to Note 5, Income Taxes, for further details.

Cash and Cash Equivalents—The Company considers cash and cash equivalents to include cash on hand, cash in banks, and investments with original maturities of three months or less. Current banking arrangements generally do not require checks to be funded until actually presented for payment. Accounts payable included $2,970 and $1,348 of checks outstanding but not yet presented for payment as of December 31, 2018 and 2017, respectively.

Allowance for Doubtful Accounts—Accounts receivable are presented on the Consolidated Balance Sheets net of estimated uncollectible amounts. The balance within the allowance for doubtful accounts represents estimated uncollectible amounts pertaining to active customer accounts in an amount approximating anticipated losses. Individual accounts are written off against the allowance when the individual account balances are determined to be uncollectible. Refer to Note 6, Accounts Receivable, for further details.

Inventories—Materials and supplies inventories are valued using the weighted-average cost method. The Company has stored gas inventories under the weighted-average cost method, which is valued at $38,329 and $33,876 at December 31, 2018 and 2017, respectively. The Company also has stored gas inventory used in local gas distribution operations that is valued using the last-in, first-out (LIFO) method. Under the LIFO method, those inventories were valued at $5,981 and $4,028 at December 31, 2018 and 2017, respectively. Based on the average price of gas purchased during 2018 and 2017, the cost of replacing the current portion of stored gas inventory exceeded the amount stated on a LIFO basis by approximately $14,312 and $12,580, respectively. The use of two valuation methods for stored gas inventories is necessitated by regulatory accounting. The two methods will continue to be used absent a regulatory order requiring a change.

Fair Value Measurement—The Company reports certain assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value based on observable and unobservable data. The hierarchy categorizes the inputs into three levels, with the highest priority given to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority given to unobservable inputs (Level 3). The levels of the hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs other than Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in non-active markets, and inputs that are derived from observable market data by correlation or other means.

Level 3—Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability.

While the Company believes its valuation methods used to assess the classification of financial instruments within the hierarchy are appropriate, the use of different methodologies or assumptions could result in a change in a financial instrument’s fair value tier from year to year. Refer to Note 4, Fair Value Measurements, for further details.

The carrying values of cash, accounts receivable, accounts payable, accrued expenses, and other accrued liabilities approximate their fair values because of their short-term nature.

Derivative Instruments—Certain of our natural gas purchase and sale contracts qualify as derivatives. All such contracts have been designated as normal purchases and sales and, as such, are accounted for under the accrual basis and are not recorded at fair value in the accompanying financial statements.

Derivative Instruments Not Designated as Hedging Instruments—The Company utilizes requirements contracts, spot purchase contracts and underground storage to meet regulated customers’ natural gas requirements. The costs associated with these contracts are recoverable as purchased gas costs. None of our natural gas cost contracts are accounted for using the fair value method of accounting. While some of our natural gas contracts meet the definition of a derivative, the Company has designated these contracts as normal purchases and sales.

Derivative Instruments Designated as Cash Flow Hedging Instruments—Refer to Note 4 Fair Value Measurements for further details.

Property, Plant and Equipment—Property, plant, and equipment, including additions and replacements, are recorded at original cost, including labor, materials, asset retirement costs, and other direct and indirect costs, including capitalized interest. The cost of repairs and maintenance, including minor additions and replacements, is charged to expense as incurred. Depreciation of property, plant, and equipment is computed on the straight-line method, based on projected service lives. At retirement, the depreciable cost of property, plant, and equipment, less salvage value, is charged to accumulated depreciation. Refer to Note 7, Property, Plant and Equipment and Intangible Assets, for further details.

Cost of removal collections from utility customers and expenditures not representing asset retirement obligations are recorded as regulatory liabilities or regulatory assets. Refer to Note 8 Regulatory Assets and Liabilities for further details.

Intangible Assets—Intangible assets predominately include internal-use software and related costs associated with the Company’s computerized information systems. In addition to the initial installation of the Company’s computerized information systems, new applications continue to be added and capitalized, accordingly. Such assets are being amortized over their estimated useful lives of 10 years for major systems and 5 years for other software applications. Refer to Note 7 Property, Plant and Equipment and Intangible Assets for further details.

Amortization expense for intangible assets acquired in a business combination for each of the next five years is as follows:

2019	2020	2021	2022	2023

$ 1,006	$ 847	$ 744	$ 666	$ 600

Asset Retirement Obligations—The Company recognizes asset retirement obligations at fair value, as incurred, or when sufficient information becomes available to determine a reasonable estimate of the fair value of the retirement activities to be performed. These amounts are capitalized as costs of the related tangible long-lived assets. Since relevant market information is not available, the Company estimates fair value using discounted cash flow analyses. The Company reports the accretion of the asset retirement obligations due to the passage of time and the depreciation of the asset retirement costs as a regulatory asset. Refer to Note 10 Asset Retirement Obligations for further details.

Impairment of Long-Lived and Intangible Assets—The Company performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. Assets are written down to fair value if the sums of their expected future undiscounted cash flows are less than their carrying amounts.

The Company tests goodwill for impairment at least annually at the reporting unit level. A reporting unit is an operating segment, or a business one level below the operating segment (a component) if discrete financial information is prepared and regularly reviewed by segment management. PNG represents an operating segment and reporting unit. The Company evaluated goodwill for impairment as of June 30, 2018 at PNG. There were no impairments recorded in 2018, 2017 or 2016 or historical impairment losses in prior periods.

The changes in the carrying amount of goodwill were as follows:

Balance as of December 31, 2016	$287,998
Acquisition of Delta	143,841

Balances as of December 31, 2017 and 2018	$431,839

Debt Issuance Costs—Debt issuance costs are being amortized into interest expense over the term of the debt and are netted against the Company’s long-term debt within the Consolidated Balance Sheets. Refer to Note 9 Long Term Debt for further information.

Supplemental Disclosures of Cash Flow Information—

	2018	2017	2016
Cash paid (received) during the year for:
Income taxes (refunded) paid	$(710)	$2,092	$3,733
Interest	$94,479	$77,615	$76,854

Significant non-cash transactions—
Accrued capital expenditures	$24,622	$11,524	$10,056

Recently Adopted Accounting Pronouncements—In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-17, Income Taxes—Balance Sheet Classification of Deferred Income Tax, which requires deferred tax liabilities and assets are classified entirely as non-current. This was part of the FASB’s simplification initiative intended to reduce cost and complexity in financial reporting while improving or maintaining the efficacy of information reported to investors. As a result of the standard, the Company has presented all deferred tax liabilities and assets, net, as non-current in deferred income taxes on the Consolidated Balance Sheets, retrospectively for all periods presented. The adoption of this standard resulted in an $8,904 reclassification of current deferred income tax assets to long-term deferred income tax liabilities for 2017. Such reclassification and retrospective application also impacted the disclosure of deferred taxes in our footnotes to conform to the presentation on the balance sheet. Refer to Note 5 Income Taxes for further details.

In March 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits, which requires the service cost component of pension and postretirement benefit costs be presented within the same line item in the income statement as other compensation costs (except for the amount being capitalized), while other components are to be presented outside the subtotal of operating income and are no longer eligible for capitalization. On January 1, 2018 the Company adopted the updated guidance, which did not have a material impact on its results of operations or financial position. The Company elected to use the practical expedient permitting the use of the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements, which resulted in the reclassification of $2,148 and $1,303 for the years ended December 31, 2017 and 2016, respectively. The Company plans to continue to capitalize into property, plant and equipment all components of net periodic benefit cost for ratemaking purposes and will defer the non-service cost components as a regulatory asset for GAAP reporting purposes.

Recently Issued Accounting Pronouncements—In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model that an entity will apply to determine the measurement of revenue and timing of revenue recognition. The core principle of the guidance is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration an entity expects to be entitled to in exchange for those goods or services. ASU 2015-14 delayed the effective date of ASU 2014-09 to annual periods beginning after December 15, 2018. The Company is currently assessing the impacts of adopting this standard, but does not expect a material impact to our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires lessees to recognize a right-of-use asset and lease liability for all leases, including operating leases, with a term in excess of twelve months. ASU Nos. 2018-01, 2018-10, and 2018-11, issued in January and July of 2018, amended several aspects of the new lease guidance. The amendments provide a practical expedient for entities to not evaluate existing or expired land easements that were not previously accounted for as leases under the current guidance, as well as an additional and optional transition method to adopt the standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The new guidance is effective for annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact that the adoption of the standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which will require credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model. Under this model, entities will estimate credit losses over the entire contractual term of the instrument from the date of initial recognition of that instrument. In contrast, current GAAP is based on an incurred loss model that delays recognition of credit losses until it is probable the loss has been incurred. The new guidance also introduces a new impairment recognition model for available-for-sale securities that will require credit losses for available-for-sale debt securities to be recorded through an allowance account. The new guidance is effective for annual reporting periods beginning after December 15, 2019. The Company is evaluating the requirements of the updated guidance to determine the impact of adoption.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging—Targeted Improvements to Accounting for Hedging Activities, which amends accounting guidance to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The new guidance is effective for annual reporting periods beginning after December 15, 2018. The adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Previous GAAP did not specifically address the accounting for implementation costs of a hosting arrangement that is a service contract. The updated guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The amendments in this ASU may be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The new guidance is effective for annual reporting periods beginning after December 15, 2019. The Company is evaluating the requirements of the updated guidance to determine the impact of adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement – Changes to the Disclosure Requirements for Fair Value Measurement. The modifications in this update eliminate, amend, and add disclosure requirements for fair value measurements, which are expected to reduce costs for preparers while providing more decision-useful information for financial statement users. The new guidance is effective for annual reporting periods beginning after December 15, 2019. The Company is evaluating the requirements of the updated guidance to determine the impact of adoption.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits – Changes to the Disclosure Requirements for Defined Benefit Plans. The modifications in this update remove disclosures that are no longer considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. The updated accounting guidance is effective for fiscal years ending after December 15, 2020. The Company is evaluating the requirements of the updated guidance to determine the impact of adoption.

3.	ACQUISITION OF DELTA

On September 20, 2017, the Company acquired 100% of the outstanding shares of Delta for $217,629 in cash. The acquisition is consistent with the Company’s long-term growth strategy.

The Company incurred costs related to this acquisition of $4.1 million for the year ended December 31, 2017 which were included on the Consolidated Statements of Income within “Other operations and maintenance.”

The following table summarizes the allocation of the fair value of the purchase price for the acquisition on September 20, 2017.

Assets acquired and liabilities assumed:
Cash	$7,550
Inventories	8,710
Other current assets	13,937
Property, plant and equipment	141,797
Other intangibles	6,907
Other assets	13,639
Current liabilities	(17,165)
Long-term debt	(48,931)
Deferred taxes	(46,136)
Other liabilities	(6,520)

Total identifiable net assets	73,788
Goodwill	143,841

Consideration—cash	$217,629

4.	FAIR VALUE MEASUREMENTS

As of December 31, 2018 and 2017 the Company designated interest rate swaps as cash flow hedges with outstanding notional amounts of $226,550 and $228,850, respectively.

On December 19, 2018 LDC Holdings LLC (“LDC Holdings”), a wholly-owned subsidiary of the Company, amended its existing interest rate swap agreements. Previously to the amendment, the interest rate swap agreements received cash flow hedge accounting. Effective December 19, 2018, the interest rate swap agreements discontinued cash flow hedge treatment, while contemporaneously establishing new cash flow hedge treatment on the amended agreements. The amount in accumulated other comprehensive income (“AOCI”), prior to the amendment is being reclassified into earnings through June 2022. For the years ended December 31, 2018 and 2017 gains or losses on hedging instruments determined to be ineffective were not material. The amount expected to be reclassified to earnings from AOCI during the next 12 months is $2,119. There have been no changes in the valuation techniques used to measure fair value or asset or liability transfers between the levels of the fair value hierarchy for the years ended December 31, 2018 and 2017.

As of December 31, 2018 the carrying value and fair value of the Company’s instruments were as follows:

	Carrying	Fair Value	Fair Value	Fair Value
	Value	Level 1	Level 2	Level 3

Assets—
Derivatives—interest rate
swaps	$1,247	$—	$1,247	$—

Total assets	$1,247	$—	$1,247	$—

Liabilities—
Long-term debt—
Notes payable:
Fixed	$1,106,227	$—	$1,088,802	$—
Variable	449,550		449,550

Total liabilities	$1,555,777	$—	$1,538,352	$—

As of December 31, 2017 the carrying value and fair value of the Company’s instruments as follows:

	Carrying	Fair Value	Fair Value	Fair Value
	Value	Level 1	Level 2	Level 3
Assets—
Derivatives—interest rate
swaps	$3,003	$—	$3,003	$—

Total assets	$3,003	$—	$3,003	$—

Liabilities:
Derivatives—interest rate
swaps	$76	$—	$76	$—
Long-term debt:
Senior Notes Payable to affiliate	393,000		393,000
Notes payable:
Fixed	1,111,818		1,133,716
Variable	396,850		396,850

Total liabilities	$1,901,744	$—	$1,923,642	$—

5.	INCOME TAXES

The Company’s income tax expense for the years ended December 31, 2018, 2017 and 2016 consisted of the following:

	2018	2017	2016

Current:
Federal	$121	$606	$339
State	1,239	2,189	225

Total current	1,360	2,795	564

Deferred:
Federal	21,685	49,283	39,718
State	131	2,133	4,656

Total deferred	21,816	51,416	44,374

Amortization of deferred investment tax credits—net	(223)

Total income tax expense	$22,953	$54,211	$44,938

The statutory U.S. federal income tax rate reconciles to our effective income tax rate for the years ended December 31, 2018, 2017 and 2016 as follows:

	2018	2017	2016
U.S. statutory rate	21.0%	35.0%	35.0%
Increases (reductions) resulting from:
Utility plant differences	(5.3)	(1.8)	1.0
Tax law change		10.7
State tax items	7.2	3.9	4.6
Employee benefits		0.2	(0.4)
Other	2.4	0.3	2.3

Overall effective tax rate	25.3%	48.3%	42.5%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Our net deferred income taxes at December 31, 2018 and 2017 consisted of the following:

	2018	2017

Benefits	$(12,048)	$(15,668)
Other	14,492	10,364
Depreciation method and plant-basis differences	235,335	215,169
Income taxes collected through rates	(18,464)	(20,111)
Unrecovered purchased gas costs	14,826	12,251
Bad debts	(8,407)	(7,697)
Net operating loss	(35,635)	(39,981)

Total net deferred income tax liabilities	$190,099	$154,327

At December 31, 2018 the Company had federal loss carryforwards of $114,188 and state loss carryforwards of $149,843 that begin to expire if unutilized in 2030. There are no uncertain tax positions as of December 31, 2018.

US Federal Tax Reform—On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”). The TCJA made broad and complex changes to the U.S. tax code, including, but not limited to:

•	reducing the U.S. federal corporate tax rate from 35 percent to 21 percent;
•	eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized;
•	providing for full expensing of property acquired after September 27, 2017;
•	creating a new limitation on deductible interest expense; and changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.

Further, the TCJA included changes only affecting the taxation of regulated public utilities. These changes included generally allowing for the continued deductibility of interest expense, not allowing the full expensing of certain property acquired after September 27, 2017, and continuing certain rate normalization requirements for accelerated depreciation benefits.

In accordance with the accounting rules for income taxes, the tax effects of changes in tax laws were recognized in 2017, the period in which the law was enacted, and deferred tax assets and liabilities were re-measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. The effect of the remeasurement resulted in a net decrease to consolidated deferred tax liabilities in the amount of $129,271.

Consistent with state regulatory treatment and the accounting rules for regulated operations, the net decrease in certain deferred income taxes represents excess deferred taxes to be amortized in future periods. As such, a regulatory liability for the excess deferred taxes was recognized. As a result, the Company recognized a regulatory liability of $129,263, inclusive of a gross-up on the excess deferred income taxes, of this amount, $92,527 was related to accelerated tax depreciation benefits which, under rate normalization requirements, are to be amortized over the remaining lives of the related assets.

For all other tax positions, the change in deferred taxes was reflected as a decrease or increase in income tax expense and other comprehensive income. Additionally, in 2017, the remeasurement resulted in the recognition of $12,065 of tax expense, increased other comprehensive income by $831 and decreased its regulatory asset for income taxes through future rates by $11,242.

As of December 31, 2018 and 2017, the balance of the regulatory liability related to TCJA was $148,171 and $129,263, respectively.

The Company recorded its final true-up related to the remeasurement of deferred tax assets and liabilities for which a provisional estimate had been previously recorded. The true-up adjustment was not material. The Company now considers its accounting for the provisional estimates recorded pursuant to SAB 118 of the TCJA complete.

6.	ACCOUNTS RECEIVABLE

The components of accounts receivable at December 31, 2018 and 2017 were as follows:

	2018	2017

Billed revenue	$108,786	$105,257
Unbilled revenue	71,354	92,186
Other	6,396	5,927

	186,536	203,370

Less allowance for doubtful accounts	12,957	13,385

Net accounts receivable	$173,579	$189,985

The following table summarizes the changes within the Company’s allowance for doubtful accounts for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
Balance at January 1,	$13,385	$14,010	$17,718
Amounts charged to expense	13,975	11,557	9,161
Accounts written off	(17,758)	(15,421)	(15,856)
Recoveries of accounts written off	3,355	3,239	2,987

Balance at December 31,	$12,957	$13,385	$14,010

7.	PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

Major classes of utility property, plant, and equipment and their respective balances at December 31, 2018 and 2017 were as follows:

	2018	2017

Transmission	$344,020	$339,731
Distribution	2,621,314	2,385,377
Storage	50,555	50,425
Gas gathering and processing	122,929	121,666
General and other	158,250	180,542
Plant under construction	17,815	16,783

Total property, plant and equipment	$3,314,883	$3,094,524

In 2018, 2017 and 2016, depreciation expense was $73,380, $63,796 and $58,820, respectively.

Details of our intangible assets at December 31, 2018 and 2017 were as follows:

	2018	2017

Internal-use software	$137,072	$132,109
Other intangibles	13,065	6,907
Less—accumulated amortization	(62,769)	(57,840)

Intangible assets—net	$87,368	$81,176

In 2018, 2017 and 2016, amortization expense was $15,055, $13,915 and $12,725, respectively.

8.	REGULATORY ASSETS AND LIABILITIES

The regulatory assets represent costs that are probable to be fully recovered from customers in future rates while regulatory liabilities represent amounts that are expected to be refunded to customers in future rates or amounts recovered from customers in advance of incurring the costs. The Company’s regulatory assets and liabilities are not earning a return.

	December 31, 2018
	Current	Noncurrent	Total
Regulatory assets:
Unrecovered purchased gas costs	$22,094	$—	$22,094
Income taxes recoverable through future rates		90,498	90,498
Asset retirement obligations		43,956	43,956
Pension/OPEB unrecognized funding costs		12,112	12,112
Cost of removal		30,508	30,508
Other	1,731	12,946	14,677

Total regulatory assets	$23,825	$190,020	$213,845

Regulatory liabilities:
Tax cuts and Jobs Act	$—	$148,171	$148,171
Other	3,844	2,082	5,926

Total regulatory liabilities	$3,844	$150,253	$154,097

	December 31, 2017
	Current	Noncurrent	Total
Regulatory assets:
Unrecovered purchased gas costs	$6,939	$—	$6,939
Income taxes recoverable through future rates		83,504	83,504
Asset retirement obligations		49,641	49,641
Pension/OPEB unrecognized funding costs		15,710	15,710
Cost of Removal		15,748	15,748
Other	6,001	16,116	22,117

Total regulatory assets	$12,940	$180,719	$193,659

Regulatory liabilities:
Over-recovered purchased gas costs	$727	$—	$727
Tax Cuts and Jobs Act		129,263	129,263
Other	1,728	1,052	2,780

Total regulatory liabilities	$2,455	$130,315	$132,770

Unrecovered and Over-Recovered Purchased Gas Costs—Reflects the differences between actual purchased gas expenses and the levels of recovery for these expenses in current rates. The unrecovered costs are recovered and the over-recovered costs are refunded in future periods, typically within a year, through quarterly and annual filings with the applicable state regulatory agency.

Income Taxes Recoverable Through Future Rates—Represents the deferral and under collection of deferred taxes in the rate making process. In prior years, customer rates were lowered in certain jurisdictions for the benefits of accelerated tax deductions. Amounts are expensed for financial reporting purposes as deferred taxes and are recovered in the rate making process.

Asset Retirement Obligations and Cost of Removal—Rates charged to customers include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement. Costs are recovered over a five-year period after being incurred.

Pension/OPEB Unrecognized Funding Costs—Primarily represents a regulatory asset, net of taxes, for the difference between postretirement expense and changes that would otherwise be recorded to AOCI by certain subsidiaries, and the postretirement expense and AOCI recorded in accordance with GAAP, pursuant to applicable state regulatory agency orders. These costs are expected to be collected through future base rates. Refer to Note 11 Employee Benefit Plans for further details.

Tax Cuts and Jobs Act—Represents the obligation to refund to customers the impact of the Tax Cuts and Jobs Act enacted in 2017 including excess accumulated deferred taxes. Such obligation will be passed back to customers through future base rates. Refer to Note 5 Income Taxes for further details.

9.	LONG-TERM DEBT

Type	Company	Rates	Issue Dates	Due Dates	2018	2017

Affiliated Senior Notes	LDC Funding	7.5%–12%	2010–2017	2020–2047	$—	$393,000
Credit Agreement	LDC Holdings	Variable	2017	2022	226,550	228,850
Senior Secured Notes	PNG	2.9%–6.42%	2010–2017	2018–2032	1,106,227	1,111,818
Revolving Credit Agreement	PNG	Variable	2017	2022	223,000	168,000
Debt issuance costs					(8,451)	(10,411)

					1,547,326	1,891,257

Current portion of long-term debt					(7,436)	(7,891)

Total long-term debt					$1,539,890	$1,883,366

On December 16, 2013, the Company issued $150,000 of senior notes to Steel River LDC Ventures, LLC (“Ventures”), an entity owned by SRIFNA and an affiliated fund, and then parent of the Company. On the same day, SRIFNA assigned its interests in $47,000 and $106,000 of the Company’s senior notes to Ventures. During 2016, as an equity contribution to LDC Parent, Ventures assigned its interests in the $150,000, $47,000 and $106,000 notes to LDC Parent.

On December 14, 2017, the Company issued $90,000 of Senior Notes to LDC Parent at 7.5% per annum, due December 14, 2047. On December 30, 2018, LDC Parent contributed to the Company the entire amount of the outstanding Affiliated Senior Notes, which was comprised of $393,000 of principal and its associated interest of $1,407 as an equity contribution to LDC Funding.

During 2017, LDC Holdings amended its existing Credit Agreement (“LDC Holdings Credit Agreement”) by increasing the amount to $230,000 and extending the expiration date to June 8, 2022. Under the terms of the agreement, the interest rate options include either London InterBank Offered Rate (“LIBOR”) or the administrative agent bank’s prime interest rate, plus an applicable margin based upon PNG’s credit rating. The LDC Holdings Credit Agreement requires quarterly amortization payments equal to 0.25% of the amended borrowings.

On February 26, 2010, PNG issued $411,000 of Senior Secured Notes under a Note Purchase Agreement dated February 26, 2010. Of the $411,000 Senior Secured Notes, $230,000 had been refinanced under a PNG Credit Agreement prior to January 1, 2017. On December 19, 2013, PNG issued $414,000 of Senior Secured Notes in connection with the Equitable (“EGC”) acquisition. During 2017, PNG issued $669,682 of Senior Secured Notes under Supplements to its existing Note Purchase Agreement dated February 26, 2010. A portion of the proceeds was used to pay off $230,000 outstanding related to the PNG Credit Agreement and $150,000 related to the PNG Senior Secured Notes. In addition, $50,500 of this amount was issued in exchange for the surrender of Delta’s existing Notes in conjunction with the Delta acquisition and $69,182 was issued in exchange for the surrender of PGC’s existing Notes.

During 2017, PNG amended and extended its existing Revolving Credit Agreement dated August 22, 2013 (“PNG Revolving Credit Agreement”) with a consortium of financial institutions. PNG is permitted to borrow and repay funds and/or issue letters of credit up to a total commitment of $500,000 through June 8, 2022, subject to a $50,000 sublimit for letters of credit. At December 31, 2018 and 2017, outstanding borrowings under the PNG Revolving Credit Agreement were $223,000 and $168,000, respectively. At December 31, 2018 and 2017, total outstanding letters of credit were $4,727. Under the terms of the agreement, interest rate options include either LIBOR or the administrative agent bank’s prime interest rate, plus an applicable margin based upon PNG’s credit rating. Commitment fees on the unused portion of the total commitment are also based upon PNG’s credit rating.

As of December 31, 2018, the aggregated future maturities of long-term debt are as follows:

2019	2020	2021	2022	2023	Thereafter

$ 7,436	$ 188,436	$ 27,073	$ 546,423	$ 182,409	$ 604,000

Covenants and Other Terms—The Senior Secured Notes, Credit Agreement, and Revolving Credit Agreement contain usual and customary negative covenants that require the Company to meet certain minimum leverage and interest coverage ratio covenants, and also contain usual and customary provisions regarding the acceleration of payments. In the event of certain defaults by the Company under these agreements, the lenders will have no further obligation to extend credit, and in some cases, any amounts owed by the Company will automatically become immediately due and payable. As of December 31, 2018 and 2017, the Company was in compliance with the covenants under the Senior Secured Notes, Credit Agreement, and Revolving Credit Agreement.

The Company’s obligations under the Senior Secured Notes, Credit Agreement, and Revolving Credit Agreement are secured by the tangible and intangible assets of the Company and/or its subsidiaries, as specified in each agreement.

At December 31, 2018 and 2017, the unamortized debt issuance costs were $8,451, and $10,411, respectively. Total debt issuance costs amortized or expensed as interest expense during 2018, 2017 and 2016 were $2,179, $2,074 and $2,471, respectively.

Accrued interest related to debt instruments was $6,478 and $6,373 at December 31, 2018 and 2017, respectively, which was included on the Consolidated Balance Sheets within “Accrued interest, payroll, and taxes.”

Surety Bonds—As of December 31, 2018 and 2017, the Company purchased surety bonds of $8,468 and $7,813, respectively, to facilitate commercial transactions with third parties.

10.	ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligations are primarily associated with the interim retirements of natural gas gathering, transmission, distribution, production wells, and storage pipeline components. These obligations result from certain safety and environmental activities that the Company is required to perform when any pipeline is abandoned. The Company also has asset retirement obligations related to the retirement of the gas storage wells in our underground natural gas storage network. The Company currently does not have sufficient information to estimate a reasonable range of expected retirement dates for any of these wells. Thus, asset retirement obligations for those assets will not be reflected in our consolidated financial statements until sufficient information becomes available to determine a reasonable estimate of the fair value of the activities to be performed. Generally, this will occur when the expected retirement or abandonment dates are determined by our operations engineering department.

The changes to the Company’s asset retirement obligations during 2018 and 2017 were as follows:

	2018	2017

Total asset retirement obligations—January 1	$45,241	$40,745
Obligations acquired in acquisition		4,093
Liabilities incurred	4,080	4,107
Obligations settled during the period	(3,124)	(6,325)
Regulatory asset—accretion	2,930	2,621

Total asset retirement obligations—December 31	49,127	45,241

Less: current portion	2,003	1,841

Non-current asset retirement obligations—December 31	$47,124	$43,400

11.	EMPLOYEE BENEFIT PLANS

The Company provides certain benefits to eligible active employees, retirees, and qualifying dependents. Under the terms of our benefit plans, the Company reserves the right to change, modify, or terminate the plans, unless restricted by collective bargaining.

Strategic investment policies are established for each of the Company’s prefunded benefit plans based upon periodic asset/liability studies. Factors considered in setting the investment policy include employee demographics, liability growth rates, future discount rates, funded status of the plans, cash disbursement requirements, and the expected long-term rate of return on plan assets. Deviations from the plans’ strategic allocation are a function of short-term actual investment results in the capital markets and/or short-term market movements, which result in the plans’ actual asset allocations varying from the strategic target asset allocations. Through periodic rebalancing actual allocations are brought back in line with the target.

The Company’s overall objective for investing our pension and other postretirement plan assets is to achieve the best possible long-term rates of return commensurate with prudent levels of risk. To minimize risk funds are broadly diversified among asset classes, investment strategies, and investment advisors.

The Company uses a December 31 measurement date for all employee benefit plans. To determine the expected return on plan assets (a component of net periodic pension cost) the Company uses the market-related value of pension plan assets. The market-related value recognizes changes in fair value on a straight-line basis over a four-year period, which reduces year-to-year volatility. Changes in fair value are measured as the difference between the expected and actual plan asset returns, including dividends, interest, and realized and unrealized investment gains and losses. Since the market-related value recognizes changes in fair value over a four-year period, the future market-related value of pension plan assets will be impacted as previously unrecognized changes in fair value are recognized.

Defined Benefit Plans—The Company provides pension benefits for eligible employees, the provision of which is based upon certain factors, such as job group and hire date. Retirement benefits payable under all plans are based on certain factors, including hire date, years of service, age, and compensation. The Company’s contributions to the plans are determined in accordance with the provisions of the Employment Retirement Income Security Act of 1974 (“ERISA”), as well as commitments under base rate cases.

The accumulated benefit obligation for the Company’s defined benefit pension plans was $128,741 and $140,826 at December 31, 2018 and 2017, respectively. Under our funding policies, the Company evaluates plan funding requirements annually, usually in the fourth quarter after considering updated plan information from our actuaries. Based on the funded status of the plan and other factors, the Company determines the amount of contributions for the current year, if any.

Postretirement Benefits—The Company also provides limited postretirement health care benefits and life insurance benefits (“Postretirement Benefits”) for employees, the provisions of which are based upon certain factors, such as job group and hire date.

Retiree health care and life insurance benefits are provided for the Company’s union and salaried employee groups through separately administered other postretirement benefit plans. Annual premiums for both programs are negotiated as part of the Company’s group policies and are dependent upon market trends and overall group experience. Annual employee contributions are based on several factors, such as age, retirement date, and years of service.

The Company, through Peoples and PGC, has established Voluntary Employees’ Beneficiary Association (“VEBA”) trusts for its Postretirement Benefits. Contributions to the VEBA trusts are tax deductible, subject to limitations contained in the Internal Revenue Code, and are made to fund employees’ Postretirement Benefits. In accordance with ratemaking standards recognized by the PA PUC, the Company deposits, into irrevocable trusts, amounts equal to the postretirement benefits expenses determined in accordance with authoritative guidance for postretirement benefit plans. The trusts’ assets will be used for the payment of Postretirement Benefits and trust administration costs.

The following tables summarize the changes in the Company’s defined benefit and other postretirement benefit plan obligations and plan assets, fair value measurements, components of net periodic benefit costs, and expected payments of future service.

			Other Postretirement
	Defined Benefits		Benefits
Periods Ended December 31	2018	2017	2018	2017

Change in benefit obligation:
Benefit obligation—beginning of year	$144,508	$105,619	$52,983	$47,776
Service cost	977	259	2,243	1,913
Interest cost	5,184	4,638	1,802	1,764
Benefits paid	(8,327)	(8,055)	(5,478)	(4,853)
Participant contributions			848	1,078
Acquisition of Delta		31,718		293
Actuarial (gain) loss during the year	(10,810)	10,329	(7,765)	5,012

Benefit obligation—end of year	131,532	144,508	44,633	52,983

Change in plan assets:
Fair value of plan assets—beginning of year	126,570	83,437	30,141	27,772
Actual return on plan assets	(6,714)	14,258	(404)	1,690
Employer contributions	4,105	2,419	5,748	4,454
Acquisition of Delta		35,080
Expenses paid	(326)	(568)
Benefits paid	(8,327)	(8,055)	(5,478)	(4,853)
Participant contributions			848	1,078

Fair value of plan assets—end of year	115,308	126,570	30,855	30,141

Funded status—end of year	$16,224	$(17,938)	$(13,778)	$(22,842)

Amounts recognized in the consolidated balance sheet as of December 31:
Noncurrent assets	$2,867	$2,925	$—	$—
Current liabilities			(1,464)	(1,928)
Noncurrent liabilities	(19,091)	(20,863)	(12,314)	(20,914)

Net amount recognized	$(16,224)	$(17,938)	$(13,778)	$(22,842)

Significant assumptions used to determine benefit obligations as of December 31:
Discount rate	4.42%	3.74%	4.19%	3.48%
Weighted-average rate of increase for compensation	N/A	N/A	5.30	5.30

			Other Postretirement
	Defined Benefits		Benefits
Periods Ended December 31	2018	2017	2018	2017

Fair value measurements:
Level 1:
Cash equivalents	$3,750	$7,174	$8,608	$6,389
Equity	80,196	74,399	5,905	7,110
Fixed income	11,898	21,708	6,590	6,061

Subtotal	95,844	103,281	21,103	19,560

Level 2—fixed income	19,464	23,289	9,752	10,581
Level 3

Fair value	$115,308	$126,570	$30,855	$30,141

Components of net periodic benefit costs:
Service cost	$977	$759	$2,243	$1,913
Interest cost	5,184	4,638	1,802	1,764
Expected return on plan assets	(5,977)	(4,773)	(1,100)	(989)
Amortization of prior service cost			924	996
Amortization of net (gain) loss	723	888	(3)	(376)

Net periodic benefit cost	$907	$1,512	$3,866	$3,308

Significant assumptions used to determine periodic cost:
Discount rate	4.42%	3.74%	4.19%	3.48%
Expected long-term rate of return on plan assets	5.76	5.38	4.20	3.89
Weighted-average rate of increase for compensation	N/A	N/A	5.30	5.30
Health care cost trend ultimate rate			4.50	4.50
Long-term asset allocation policy:
Equity	60%	65%	—%	—%
Debt	40%	35%	—%	—%

Changes in plan assets and benefit obligations recognized in regulatory assets (other comprehensive income) (Note 8):
Current year net actuarial (gain) loss	$2,208	$912	$(6,261)	$4,312
Amortization of prior service cost/(credit)			(924)	(996)
Amortization of actuarial loss	(723)	(888)	3	376

Total recognized in regulatory assets (other comprehensive income) (Note 8)	$1,485	$24	$(7,182)	$3,692

Expected contributions for 2019	$3,211		$6,130

Expected future benefit payments:
2019	$8,590		$4,149
2020	7,719		4,311
2021	8,142		4,148
2022	8,822		3,921
2023	8,682		3,823
2024–2028	41,597		17,139

401(k) Savings Plans—In addition to the aforementioned employee benefit plans, the Company has various 401(k) Savings Plans for union and salaried employees. Under these 401(k) Savings Plans, employees can make voluntary contributions into their individual 401(k) Savings Plan accounts. The Company provides matching and non-elective employer contributions to the 401(k) Savings Plans, as stipulated in the plan documents. During 2018, 2017 and 2016, the Company made contributions to the 401(k) Savings Plans of $10,289, $8,754 and $8,258, respectively.

12.	COMMITMENTS AND CONTINGENCIES

Commitments

Leases—The Company leases various facilities and equipment under operating leases that are noncancelable. Rental expense totaled $5,259, $5,382, and $5,883 in 2018, 2017 and 2016, respectively, the majority of which is reflected in “Other operations and maintenance” on the Consolidated Statements of Income. The future minimum lease payments are as follows:

2019	2020	2021	2022	2023	Thereafter

$ 7,655	$ 7,704	$ 9,697	$ 9,976	$ 10,111	$ 39,540

Sponsorships—The Company has various continuing commitments for corporate sponsorships. Sponsorship expense totaled $3,107, $3,022, and $2,723 in 2018, 2017 and 2016, respectively, which is reflected in “Other operations and maintenance” on the Consolidated Statements of Income. The future minimum sponsorship payments under long-term agreements, that have initial or remaining terms in excess of one year, are as follows:

2019	2020	2021	2022	2023	Thereafter

$ 3,673	$ 3,308	$ 2,055	$ 1,085	$ 500	$ 7,500

Investments—In September 2014, the Company committed to invest $3,000 in a regional site development fund. An investment of $2,233 has been made through 2018, with a commitment of $767 remaining.

Long-Term Gas Supply Obligations—The retail gas supply of the Company is provided by sources on the interstate pipeline system and from local western Pennsylvania gas well production. The Company has various interstate pipeline service agreements that provide for firm transportation capacity, firm storage capacity, and other services and include capacity reservation charges based upon the maximum daily and annual contract quantities set forth in the agreements. Some of these agreements have minimum volume obligations and are transacted at applicable tariff and negotiated rates for remaining periods of up to 15 years.

Contingencies—In the ordinary course of business, the Company is routinely involved in various disputes, claims, lawsuits, and other regulatory and legal matters, including both asserted and unasserted legal claims. While the outcome of these proceedings is uncertain and a loss in excess of the amount the Company has accrued is possible, though not reasonably estimable, it is the opinion of management that any amounts exceeding the accruals will not have a material adverse impact on our consolidated financial statements.

Loss Contingencies—The Company accrues loss contingencies when our assessments indicate it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated. The Company expenses legal fees as incurred and base our legal liability estimates on currently available facts and our estimates of the ultimate outcome or resolution.

Environmental Matters—The Company is subject to costs resulting from a steadily increasing number of federal, state, and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations and can result in increased capital, operating, and other costs as a result of our compliance, remediation, containment, and monitoring obligations. The Company may sometimes seek recovery of environmental-related expenditures through regulatory proceedings.

13.	RELATED PARTY TRANSACTIONS

On January 1, 2014, the Company entered into a management agreement with SRIFNA, which requires an annual management fee of approximately $5,000, paid in equal quarterly installments. The Company paid $4,979 during 2018, 2017 and 2016.

The Company expensed interest to LDC Parent of $35,620, $29,250 and $21,712 during 2018, 2017 and 2016, respectively. The Company expensed interest of $7,238 to Ventures during the first quarter of 2016 prior to assignment to LDC Parent.

14.	PENDING MERGER WITH AQUA AMERICA

On October 22, 2018, LDC Parent entered into a Purchase Agreement with Aqua America under which Aqua America agreed to acquire all of the issued and outstanding limited liability company membership interests of the Company.

Subject to the terms and conditions set forth in the Purchase Agreement, at the closing of the merger, Aqua America will pay $4.275 billion in cash to LDC Parent, subject to adjustments for working capital, certain capital expenditures, transaction expenses and closing indebtedness.

The Purchase Agreement contains customary representations and warranties from both LDC Parent and Aqua America, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of business of the Company prior to the closing, and the use of reasonable efforts to consummate the merger (such as making filings with and seeking approvals from certain governmental entities necessary to complete the merger).

The closing of the merger is subject to certain customary closing conditions, including, among others, (1) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of the applicable public utilities commission approvals, (2) the absence of any law or governmental order prohibiting the consummation of the merger, (3) the accuracy of the parties’ representations and warranties, subject to customary materiality standards, (4) compliance in all material respects of the parties with their applicable covenants under the Purchase Agreement, and (5) the absence of a material adverse effect with respect to the Company and its subsidiaries. The closing of the merger is currently expected to occur in mid-2019.

15.	SUBSEQUENT EVENTS

The Company has evaluated events through March 22, 2019, the date that these consolidated financial statements were available to be issued.

On January 28, 2019 Peoples filed a base rate increase request with the PA PUC, proposing an overall net distribution rate increase of $94.9 million per year.

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